Exhibit 99.1

    General Cable Announces Plant Closure and Feasibility Studies

    HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--Oct. 28, 2003--General Cable Corporation (NYSE:BGC) announced today that it is closing its Taunton, Massachusetts manufacturing facility. This 131,000 square foot facility employs 77 associates, produces bare copper strand and PVC jacketing compounds and supplies them to other General Cable manufacturing facilities to produce a variety of wire and cable products, primarily in the Company's Industrial & Specialty segment. The Company will incur a charge in the fourth quarter of 2003 related to the closure of the plant and estimates the amount of the charge to be approximately $7.0 million, of which about $4.0 million will be cash costs.
    The Company also announced it has initiated feasibility studies at its South Hadley, Massachusetts and Marion, Indiana manufacturing facilities. The studies will consider whether the Company should continue operations at these locations or whether the product lines should be moved to other Company facilities or, with regard to the South Hadley facility, outsourced to a wire conductor fabricator. The Company plans to announce the results of its studies either later this quarter or early next year and would take additional charges over the period the operations are wound down should the Company decide to rationalize these two industrial cable facilities. The estimated cost to rationalize these facilities could approximate $20 million, with cash costs about one-third of this amount.
    "The unprecedented decline in North American industrial activity over the last several years has resulted in a significant reduction in the production loads in our industrial cable plants. This decline in production volume has had a negative impact on the Taunton plant's competitive cost position and has necessitated this action," said Gregory B. Kenny, President and Chief Executive Officer of General Cable. "The Taunton plant closure will reduce our overall fixed costs as we outsource the products the plant makes at a lower cost than we can manufacture them ourselves."
    "The decision to close the facility was based strictly on economies of scale and our need to be the low-cost producer in a highly competitive industrial cable market," added Kenny. "Our associates in Taunton have worked hard to improve manufacturing efficiencies and reduce costs over the past several years and I would like to thank them for their efforts and dedication to General Cable during these difficult times."
    General Cable (NYSE:BGC), headquartered in Highland Heights, Kentucky, is a leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, specialty and communications markets. The Company offers competitive strengths in such areas as breadth of product line, brand recognition, distribution and logistics, sales and service and operating efficiency.
    Energy cables include low-, medium- and high-voltage power distribution and power transmission products. The Industrial and Specialty segment is comprised of application-specific cables for uses such as electrical power generation (traditional fuels, alternative and renewable sources, and distributed generation), the oil, gas and petrochemical industries, mining, industrial automation, marine, military and aerospace applications, power applications in the telecommunications industry, and other key industrial segments. Communications wire and cable products transmit low-voltage signals for voice, data, video and control applications. Visit our website at www.GeneralCable.com.
    Certain statements in this press release, including without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company's or management's beliefs, expectations or opinions, are forward-looking statements. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such factors include economic and political consequences resulting from the September 2001 terrorist attack and the war with Iraq, domestic and local country price competition, particularly in certain segments of the power cable market and other competitive pressures; general economic conditions, particularly in construction; changes in customer purchasing patterns in our business segments; the Company's ability to increase manufacturing capacity and productivity; the Company's ability to successfully complete and integrate acquisitions and divestitures; the Company's ability to obtain credit facilities and changes to facilities as market conditions warrant; the cost of raw materials, including copper; the impact of foreign currency fluctuations; the impact of technological changes; the Company's ability to achieve productivity improvements; and other factors which are discussed in the Company's Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2003, as well as periodic reports filed with the Commission.

    CONTACT: General Cable Corporation
             Paul M. Montgomery, 859-572-8684